Exhibit 5.1

Exhibit 5.1	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995	ABU DHABI AUSTIN BEIJING DALLAS DUBAI

	TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

July 16, 2012

Westlake Chemical Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Ladies and Gentlemen:

Westlake Chemical Corporation, a Delaware corporation (the “Company”), has requested that we render the opinions expressed below in connection with the Company’s proposed offering of $250,000,000 aggregate principal amount of the Company’s 3.600% Senior Notes due 2022 (the “Notes”) and related subsidiary guarantees (the “Subsidiary Guarantees”) pursuant to the Registration Statement on Form S-3ASR (Registration Statement No. 333-177119) filed by the Company and the subsidiary guarantors named therein (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) on September 30, 2011 under the Securities Act of 1933, as amended (the “1933 Act”), which relates to the offering and sale of various securities from time to time pursuant to Rule 415 under the 1933 Act.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) the charters and bylaws or other organizational documents, as applicable, of each of the Subsidiary Guarantors; (iii) the Indenture and the form of Sixth Supplemental Indenture relating to the Notes (together, the “Indenture”); (iv) the prospectus supplement dated July 10, 2012 that the Company prepared and filed with the Commission on July 11, 2012 pursuant to Rule 424(b)(5) under the 1933 Act; (v) the Underwriting Agreement dated July 10, 2012 by and among the Company, the Subsidiary Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC, as representatives of the Underwriters named therein (collectively, the “Underwriters”) relating to the offering and sale of the Notes (the “Underwriting Agreement”); and (vi) the corporate records of the Company and the Subsidiary Guarantors, certificates of public officials and of representatives of the Company and the Subsidiary Guarantors, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and the Subsidiary Guarantors and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was and remains accurate and complete.

Westlake Chemical Corporation	-2-	July 16, 2012

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes and the Subsidiary Guarantees will, when duly executed by the Company and the Subsidiary Guarantors, issued and authenticated by the trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their respective terms, except as the enforceability thereof is subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and applicable federal law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K reporting the offering of the Notes. We also consent to the reference to our Firm under the heading “Legal Opinions” in the prospectus forming a part of the Registration Statement referred to above. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

BAKER BOTTS L.L.P.

TST/JRH